Exhibit 16.1

April 2, 2012

U.S. Securities and Exchange
Commission
100 F Street, N.E.
Washington DC 20549

Re:  Procera Networks, Inc.
Commission File No. 001-33691

Commissioners:

We have read the statements made by Procera Networks, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Procera Networks, Inc. dated March 30, 2012. We agree with the statements concerning PMB Helin Donovan, LLP in such Form 8-K. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

PMB Helin Donovan, LLP
San Francisco, CA